Exhibit 99.1

MCF CORPORATION ANNOUNCES EARNINGS FOR THE

FOURTH QUARTER AND FISCAL YEAR 2005

San Francisco  – February 16, 2006 – MCF Corporation (AMEX: MEM), the parent company of Merriman Curhan Ford & Co., a securities broker-dealer and investment bank, MCF Asset Management, LLC and MCF Wealth Management, LLC, today announced earnings results for the fourth quarter and fiscal year 2005.

Fourth Quarter Financial Highlights

•                  Total revenue is $13.0 million, a 10% increase over the fourth quarter 2004

•                  Commission revenue is $6.7 million, an 11% increase over fourth quarter 2004

•                  Investment banking revenue is $5.0 million, a 17% increase over fourth quarter 2004

•                  Net income is $56,000, or $0.00 per diluted share, down from net income of $1.2 million or $0.02 per diluted share in fourth quarter 2004

“Fourth quarter revenue is a record for our firm and reflects growth across each of our business units. We continued to invest in our future growth through our investor events and business development activities, which resulted in higher operating expenses. Additionally, we recognized a $500,000 non-cash charge during the quarter related to the write-down of a receivable from Ascend,” stated John Hiestand, chief financial officer of MCF Corporation. “On the operations front, we are compliant with Section 404 of the Sarbanes-Oxley Act for the second consecutive year as reported in our 10-K filed today with the SEC. I think that this demonstrates our commitment to compliance in a heavily regulated industry and our capability to support this company’s continued growth.”

2005 Financial Highlights

•                  Total revenue is $43.8 million, a 14% increase over 2004 (a record high)

•                  Commissions revenue is $27.0 million, a 24% increase over  2004

•                  Investment banking revenue is $14.8 million, an 8% increase over 2004

•                  Net loss is $1.5 million, or $0.02 per diluted share, compared to net income of $1.9 million or $0.02 per diluted share for 2004

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) is $744,000 in 2005, compared to $3.7 million in 2004

“MCF Corporation’s record revenue in 2005 was driven by on-going investment in our employee talent, infrastructure and processes over the past three years. These investments, along with our firm’s revenue growing less than we expected, impacted our short-term profitability,” stated Jon Merriman, chairman and chief executive officer of MCF Corporation. “Importantly, even in a year that did not meet our high expectations, we were cash flow positive as defined by EBITDA. Volatility in the financial services sector continues to create opportunity for us to build a significant firm. The markets we serve are large and our execution will continue to improve. As a team, we are committed to maximizing our existing resources and infrastructure in order to increase shareholder value and gain market share in 2006.”

Other Company Highlights During the Fourth Quarter and 2005 include:

•                  During 2005, Merriman Curhan Ford & Co. raised $600 million in capital for both public offerings and private placements;

•                  Merriman Curhan Ford & Co. traded nearly one billion shares for institutional investors, and made markets in approximately 500 stocks during the year;

•                  According to PrivateRaise, Merriman Curhan Ford & Co. ranked in the top 10 nationwide as placement agent for number of PIPE transactions in 2005;

•                  Merriman Curhan Ford & Co formed the Client Services Group in December, and hired Scott Cacchione as managing director to spearhead the group;

•                  In December, Merriman Curhan Ford & Co. hired senior investment bankers Gregory Roth and J. Buckner Brown as managing directors.  Roth and Brown have over 40 years of combined experience;

•                  In November, Merriman Curhan Ford & Co. hosted its first annual Telecommunications One-on-One Investor event, where senior management from 13 innovative communications and wireless technology companies met with investors in New York;

•                  MCF Wealth Management, LLC hired William Banks as president in October;

•                  In September, Merriman Curhan Ford & Co. hosted its second annual Investor Summit in San Francisco.  More than 130 companies made presentations to 1,000 institutional investors and attendees;

•                  Merriman Curhan Ford & Co. appointed current MCF Corporation board member, Tony Helfet, as senior advisor to the firm in September;

•                  Steven Foland was hired as managing director and head of investment banking in July;

•                  MCF Asset Management, LLC hired Stephen Leist as chief operating officer. Greg Curhan was appointed as CEO of the wholly-owned subsidiary in June;

•                  In May, Merriman Curhan Ford & Co. hosted its first Next-Generation Energy Conference in New York with 14 presenting companies and approximately 300 institutional investors in attendance; and

•                  MCF Corporation acquired Catalyst Financial Planning & Investment Management in March, establishing MCF Wealth Management, LLC.

Recent Company Announcements

•                  In February 2006, Merriman Curhan Ford & Co.’s Institutional Cash Distributors (ICD) division surpassed the $13 billion mark in funds brokered for clients. ICD’s growth has also created a consistent and growing revenue stream for MCF Corporation.

•                  In February 2006, Merriman Curhan Ford & Co. promoted Tim Savageaux as director of research, who will also serve on its management committee.  In addition to his new responsibilities, Savageaux will retain his research analyst position and coverage in the communications technology sector. Savageaux has more than 13 years of experience in research and analysis of the communications technology sector, including ten years as a sell-side analyst at JP Morgan Securities, Robertson, Stephens & Co., and Volpe, Brown, Whelan.

•                  Merriman Curhan Ford & Co. formed the Capital Access Group in February 2006 that will raise capital for multiple asset management strategies. Michael Fitzsimmons and David Schane were hired to spearhead the new group.

Conference Call for the Fourth Quarter and Year End 2005 Results

In conjunction with this announcement, MCF Corporation will host a discussion of the Company’s fourth quarter and year end 2005 results with investors and financial analysts on Thursday, February 16th at 1:30 PM (Pacific Standard Time).  Interested listeners and participants may access the live conference call by dialing (800) 967-7140 or may access the live Web broadcast at the Company’s Web site, www.merrimanco.com. An archived version of the discussion will be available on the Company’s Web site following the conclusion of the live conference call.

About MCF Corporation

MCF Corporation (AMEX: MEM) is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and wealth management through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC, and MCF Wealth Management, LLC. MCF Asset Management, LLC and MCF Wealth Management, LLC are two recently formed businesses that are predicated on fee-based, recurring revenue models.

Merriman Curhan Ford & Co. is a securities broker-dealer and investment bank focused on fast-growing companies and growth-oriented institutional investors.  It provides investment research, brokerage and trading services primarily to institutions, as well as advisory and investment banking services to corporate clients.  Its mission is to become a leader in the researching, advising, financing and trading of fast-growing companies.  Merriman Curhan Ford & Co. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. and SIPC.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on February 16, 2006.  Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

*  *  *

At the Company:

John Hiestand

Chief Financial Officer

(415) 248-5640

jhiestand@merrimanco.com

MCF CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2005	2004	2003
Revenue:
Commissions	$26,992,427	$21,826,628	$9,547,061
Principal transactions	1,366,938	2,788,120	1,350,886
Investment banking	14,816,814	13,728,556	7,378,808
Other	662,541	25,006	29,256

Total revenue	43,838,720	38,368,310	18,306,011

Operating expenses:
Compensation and benefits	32,122,208	26,765,265	11,682,867
Brokerage and clearing fees	2,312,616	2,383,831	1,602,200
Professional services	1,998,039	1,299,540	686,190
Occupancy and equipment	1,586,132	960,849	383,457
Communications and technology	1,929,787	1,404,702	828,512
Depreciation and amortization	528,038	162,318	77,918
Other	5,105,412	3,218,419	1,571,532

Total operating expenses	45,582,232	36,194,924	16,832,676

Operating income (loss)	(1,743,512)	2,173,386	1,473,335
Gain on retirement of convertible note payable	—	—	3,088,230
Interest income	447,828	120,431	39,483
Interest expense	(76,334)	(169,787)	(1,554,901)
Income (loss) before income taxes	(1,372,018)	2,124,030	3,046,147
Income tax expense	(142,425)	(249,744)	(74,884)
Net income (loss)	$(1,514,443)	$1,874,286	$2,971,263

Basic net income (loss) per share	$(0.02)	$0.03	$0.07

Diluted net income (loss) per share	$(0.02)	$0.02	$0.06

Weighted average number of common shares:
Basic	66,505,233	58,578,048	32,501,831
Diluted	66,505,233	78,175,121	45,430,392

MCF CORPORATION

EBITDA

	Year ended December 31,
	2005	2004	2003
EBITDA	$743,855	$3,677,264	$2,048,863
Add:
Gain on retirement of convertible note payable	—	—	3,088,230
Interest income	447,828	120,431	39,483
Less:
Interest expense	(65,997)	(50,654)	(263,156)
Income tax expense	(142,425)	(249,744)	(74,884)
Depreciation and amortization	(528,038)	(162,318)	(77,918)
Common stock issued for services	—	(215,800)	(121,449)
Amortization of stock-based compensation	(1,959,329)	(1,125,760)	(376,161)
Amortization of discounts on convertible notes payable	(10,337)	(95,793)	(702,412)
Amortization of debt issuance costs	—	(23,340)	(589,333)
Net income (loss)	$(1,514,443)	$1,874,286	$2,971,263

MCF CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$11,138,923	$17,459,113
Securities owned:
Marketable, at fair value	8,627,543	2,342,225
Not readily marketable, at estimated fair value	1,065,743	259,340
Restricted cash	627,606	625,000
Due from clearing broker	973,138	787,862
Accounts receivable, net	2,073,195	1,579,393
Equipment and fixtures, net	1,378,235	1,032,797
Prepaid expenses and other assets	1,810,030	922,094

Total assets	$27,694,413	$25,007,824

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$901,138	$431,656
Commissions and bonus payable	4,735,892	4,678,195
Accrued expenses	2,201,499	1,124,704
Due to clearing and other brokers	118,798	99,205
Securities sold, not yet purchased	41,579	—
Capital lease obligation	883,993	452,486
Convertible notes payable, net	176,741	166,404
Notes payable	231,772	1,321,324

Total liabilities	9,291,412	8,273,974

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, Series A	—	—
Convertible preferred stock, Series B	—	—
Convertible preferred stock, Series C	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized; 71,467,118 and 68,648,627 shares issued and outstanding as of December 31, 2005 and 2004, respectively	7,147	6,865
Additional paid-in capital	111,725,167	108,558,892
Deferred compensation	(3,146,839)	(3,163,876)
Accumulated deficit	(90,182,474)	(88,668,031)

Total stockholders’ equity	18,403,001	16,733,850

Total liabilities and stockholders’ equity	$27,694,413	$25,007,824